POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that the undersigned does hereby make, constitute and appoint each of Ira J. Krakower, Rodney P. Jenks, Jr. and Seth
L. Kaplan, acting individually, his true and lawful attorney, to execute and deliver in his name and on his behalf whether the undersigned is acting individually or as representative of others, (1) any and all filings required to be made by the undersigned under the Securities Exchange Act of 1934, as amended, and (2) any and all Forms 144 required to be filed by the undersigned under the Securities Act of 1933, as amended, in either case solely in connection with the undersigned's ownership, acquisition, or disposition of securities of Hexcel Corporation, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the undersigned might or could do if personally present by one of his authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or, as to each of the attorneys-in-fact, until such time as such attorney-in-fact ceases to be an employee of Hexcel Corporation or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 10, 2006.





/s/ David L. Pugh
David L. Pugh